CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A and to the use of our report dated March 23, 2012 on the financial statements and financial highlights of the American Pension Investors Trust, comprised of the API Efficient Frontier Capital Income Fund, API Efficient Frontier Growth Fund, API Efficient Frontier Income Fund, API Efficient Frontier Core Income Fund (formerly the API Efficient Frontier Multiple Index Fund), API Efficient Frontier Value Fund, and API Master Allocation Fund. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 25, 2012